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                                                                     EXHIBIT 5.1
                        [Letterhead of McCarthy Tetrault]

                                October 28, 1998




Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Dear Sirs/Mesdames:

        Re: Registration Statement on Form S-8 of Intrawest Corporation; Intrawest Corporation Employee Share Purchase Plan

        We have acted as Canadian counsel to Intrawest Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 100,000 Common shares without par value of the Company (the "Shares") issuable under the Company's Employee Share Purchase Plan (the "Plan"). In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Company and other documents as we have deemed necessary or appropriate to enable us to render the opinion express below.

        Based on the foregoing, it is our opinion that the Shares, when subscribed for pursuant to the Plan and payment in full therefor is received by the Company, will be validly issued and outstanding as fully paid and non-assessable shares.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                  Yours Truly,

                                  /s/ McCARTHY TETRAULT